Exhibit 10.10

Terms Schedule to Employment Agreement

Name	Greg Tusar
Scheduled Term
From January 1, 2014, through the 3rd anniversary of that date (the “Initial Term”) and shall then renew automatically for one-year periods (each, an “Extension Term”) until you or the Company gives notice to the other of nonrenewal at least 90 days before the end of the then applicable Extension Term (the Initial Term together with any Extension Terms, the “Scheduled Term”).

Positions; Reporting
Head of the Company’s Client Services
You will also be employed as a senior executive officer of such other members of the Group as designated by the Board and approved by the board of directors of such subsidiaries without additional compensation.
Initially, you will report directly to the Chief Executive Officer (“CEO”).

Starting Salary	$500,000
Annual Incentive
You will receive a guaranteed cash bonus for the H2 2013 performance cycle with a value that will provide you total compensation (defined as base salary earned in 2013 plus cash bonus awarded in H2 2013 and paid in 2014) equal to $3,000,000, subject to the terms of the Agreement and your continued employment with the Company through the date such bonus is paid in 2014.
2014 Calendar Year Annual Incentive:
•    Amount:
o    Target: $4,000,000
o    Maximum: $8,000,000
o    Minimum: $0
•    Determination:
o    75% will be based on the achievement of performance goals; provided that such amount may not be more than $6,000,000 (“Performance Portion”)
o    25% will be determined by the CEO and approved by the Board based on the achievement of initiatives to be established by the CEO and approved by the Board; provided that such amount may not be more than $2,000,000 (the “Initiatives Portion”)
•    Form: 40% paid in cash and 60% paid in Annual Incentive Equity
Post-2014 Calendar Year Annual Incentive:
The amount, method of determination and form of your Annual Incentive for periods after the 2014 calendar year will be determined in the discretion of the Company.

Annual Incentive Equity
Your Annual Incentive Equity with respect to the 2014 Calendar Year Annual Incentive will vest in three equal annual installments on each of the first three anniversaries of the date of grant if you remain employed with the Company through such dates, subject to the terms of Section 6 of the Agreement, the terms of the Company equity plan under which it is granted and the terms of your award agreement.
The form and vesting schedule of your Annual Incentive Equity for periods after the 2014 calendar year will be determined in the discretion of the Company.

Good Reason
Good Reason will include (i) a material diminution in your duties, authority or responsibilities (not including any authority or responsibilities assumed on an interim basis); (ii) no longer reporting to Daniel Coleman or his successor or (iii) moving the principal work location more than 50 miles except under exigent circumstances.

Additional Benefits upon a Termination without Cause or with Good Reason
If, during your Scheduled Term, the Company terminates your employment without Cause or you terminate your employment with Good Reason, subject to Section 6(h), (i) any unvested awards, including your Performance Awards, immediately will vest in full and options will remain exercisable for the remainder of their term and, (ii) if such termination is before the payment of your guaranteed bonus for the H2 2013 performance cycle, then you will receive $3,000,000 less any salary and other cash bonus paid in respect of fiscal year 2013.

Additional Benefits upon a Termination without Good Reason
If, during your Scheduled Term, you terminate your employment without Good Reason, subject to Section 6(h), your Annual Incentive Equity earned with respect to service during the Scheduled Term will continue to vest on the vesting dates specified in the applicable award agreement (as if your employment had continued) (provided that, if such Annual Incentive Equity is in the form of options or stock appreciation rights, they will remain exercisable for 90 days after vesting).

Non-Competition Period	The Non-Competition Period will be 6 months after the end of your employment for any reason.
Non-Solicitation Period
The Non-Solicitation Period will be 18 months after the end of your employment for any reason; provided, however, that the Non-Solicitation Period will be reduced to 6 months after a termination without Cause or termination for Good Reason following a Change in Control.

Non-Compete/Non-Solicit Payments
If either (1) during your Scheduled Term, the Company terminates your employment without Cause or you terminate your employment with Good Reason or (2) during your Scheduled Term, you resign without Good Reason and the Company elects to have you comply with Section 8(c) and Section 8(d) of the Agreement, subject to your execution of the Release in accordance with Section 6(h)(1) of the Agreement, the Company will pay you a non-compete/non-solicit payment equal to (i) your monthly Salary plus (ii) an amount equal to 75% of the sum of the cash bonuses paid to you during the immediately preceding two semi-annual bonus periods (excluding any sign-on bonuses and adjusted to give the same economic effect if bonus periods are not semi-annual) and then (ii) divided by the number of months you were employed by the Group (but not more than 12 months), but payable in equal installments at the end of each month during your Non-Competition Period (the “Non-Compete/Non-Solicit Payments”). If you fail to comply with Section 8(c) until the end of the Non-Competition Period or Section 8(d) until the end of the Non-Solicitation Period, other than any isolated, insubstantial and inadvertent failure that is not in bad faith, you will repay to the Group any paid Non-Compete/Non-Solicit Payments and forfeit any unpaid Non-Compete/Non-Solicit Payments. For the avoidance of doubt, if the Company does not elect, pursuant to clause (2) of the first sentence of this section to make the Non-Compete/Non-Solicit Payments, (i) you will not be obligated to comply with Section 8(c) or Section 8(d) of the Agreement after your employment with the Company and (ii) the benefits referred to in the section entitled “Additional Benefits upon a Termination without Good Reason” will not be subject to your complying with Section 8(c) and Section 8(d) of the Agreement.

Address	[Redacted for filing purposes]

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